Exhibit 10.3

PMC-SIERRA, INC.

2001 STOCK OPTION PLAN

(As Amended and Restated Effective as of February 1, 2007)

The following constitute the provisions of the PMC-Sierra, Inc. 2001 Stock Option Plan, as amended and restated effective as of February 1, 2007:

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may only be Nonstatutory Stock Options. Stock Purchase Rights and Restricted Stock Units may also be granted under the Plan. For option grants dated on or after April 1, 2001, the Plan replaces the stock option plans assumed under the acquisitions the AANetcom, Inc., Abrizio, Inc., Bipolar Integrated Technologies, Inc., Malleable Technologies Inc., Quantum Effect Devices, Inc., and SwitchOn Networks, Inc. (“The Subsidiary Company Plans”).

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options, Stock Purchase Rights or Restricted Stock Units are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50% ) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a Committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Company” means PMC-Sierra, Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, Outside Director, Sales Representative or Distributor engaged by the Company or a Parent or Subsidiary of the Company to render services and who is compensated for such services.

(j) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. Notwithstanding the foregoing, the Administrator may determine that other interruptions or terminations in the employment or consulting relationship with the Company or any Parent or Subsidiary not specified in this Section shall not constitute an interruption in the Continuous Status as an Employee or Consultant.

(k) “Director” means a member of the Board or a member of the board of directors of any Parent or Subsidiary of the Company.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator, in its discretion, may determine whether a permanent and total disability exists in accordance with uniform and non-discretionary standards adopted by the Administrator from time to time.

(m) “Distributor” means any person, whether an individual or an entity, serving as a distributor for the Company or any Subsidiary who (whether as an individual or an entity or through the individual fulfilling the duties of the chief executive officer of the entity) (i) has five years experience as a distributor, (ii) is experienced in representing semiconductor manufacturers and (iii) sold at least $3,000,000 of the products it distributes during the fiscal year immediately prior to the year in which stock is being purchased under the Plan (or $3,000,000 during the current fiscal year to date).

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) [on the date of determination (or, if no closing sales price or closing bid, as applicable, was reported on that date, on the next trading date such closing sales price or closing bid was reported)], as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock [on the date of determination (or, if no such prices were reported on that date, on the next date such prices were reported)], as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s) “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option, Stock Purchase Right or Restricted Stock Unit grant. The Notice of Grant is part of the Option Agreement.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Option” means a stock option granted pursuant to the Plan.

(v) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(w) “Option Exchange Program” means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

(x) “Optioned Stock” means the Common Stock subject to an Option, Stock Purchase Right or Restricted Stock Unit.

(y) “Optionee” means an Employee or Consultant who holds an outstanding Option, Stock Purchase Right or Restricted Stock Unit.

(z) “Outside Director” shall mean a Director of the Company who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Plan” means this 2001 Stock Option Plan.

(cc) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

(dd) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ee) “Restricted Stock Unit Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to individual grant of Restricted Stock Units. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(ff) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Sales Representative” means any person, whether an individual or an entity, serving as a sales representative for the Company or any Subsidiary who (whether as an individual or an entity or through the individual fulfilling the duties of the chief executive officer of the entity) (i) has five years experience as a sales representative, (ii) is experienced in representing semiconductor manufacturers and (iii) sold at least $3,000,000 of the products of the manufacturers it represents during the fiscal year immediately prior to the year in which stock is being purchased under the Plan (or $3,000,000 during the current fiscal year to date).

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(jj) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(kk) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, 11,830,641 Shares may be optioned and sold under the Plan. 1,830,641 of these Shares were originally registered with the Securities and Exchange Commission as available for future issuance under The Subsidiary Company Plans. An additional 10,000,000 Shares were added to the Plan on June 9, 2003. The Shares may be authorized, but unissued, or reacquired Common Stock. However, should the Company reacquire Shares which were issued pursuant to the exercise of an Option or Stock Purchase Right, such Shares shall not become available for future grant under the Plan.

If an Option or Stock Purchase Right issued under the Plan or under the Subsidiary Company Plans expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Option Exchange Program, or, with respect to Restricted Stock Units, is forfeited to the Company due to failure to vest, the unpurchased Shares (or for Restricted Stock Units the forfeited shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, such Shares shall become available for future grant under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of Share ownership.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Directors, Officers and Employees.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan;

(ii) to select the Consultants and Employees to whom Options, Stock Purchase Rights and Restricted Stock Units may be granted hereunder;

(iii) to determine whether and to what extent Options, Stock Purchase Rights and Restricted Stock Units or any combination thereof, are granted hereunder;

(iv) to determine the number of shares of Common Stock to be covered by each Option, Stock Purchase Right or Restricted Stock Unit granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Stock Purchase Right or Restricted Stock Unit or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted (provided, however, that the exercise price of any Option or Stock Purchase Right granted to Directors or Officers of the Company may not be so reduced);

(viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x) to modify or amend each Option, Stock Purchase Right or Restricted Stock Unit (subject to Section 17(c) of the Plan);

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option, Stock Purchase Right or Restricted Stock Unit previously granted by the Administrator;

(xii) to institute an Option Exchange Program;

(xiii) to determine the terms and restrictions applicable to Options and Stock Purchase Rights and any Restricted Stock and Restricted Stock Units; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options, Stock Purchase Rights or Restricted Stock Units.

5. Eligibility.

(a) Nonstatutory Stock Options, Stock Purchase Rights and Restricted Stock Units may be granted to Employees and Consultants. If otherwise eligible, an Optionee who has been granted an Option, Stock Purchase Right or Restricted Stock Unit may be granted additional Options, Stock Purchase Rights or Restricted Stock Units.

6. Limitations.

(a) Each Option shall be designated in the Notice of Grant as a Nonstatutory Stock Option.

(b) Neither the Plan nor any Option, Stock Purchase Right or Restricted Stock Unit shall confer upon an Optionee any right with respect to continuing the Optionee’s employment, consulting or director relationship with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations shall apply to grants of Options and Stock Purchase Rights to Employees:

(i) No Employee shall be granted, in any fiscal year of the Company, Options and Stock Purchase Rights to purchase more than 800,000 Shares.

(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14(a).

(iii) If an Option or Stock Purchase Right is canceled (other than in connection with a transaction described in Section 14), the canceled Option or Stock Purchase Right will be counted against the limit set forth in Section 6(c)(i). For this purpose, if the exercise price of an Option or Stock Purchase Right is reduced, the transaction will be treated as a cancellation of the Option or Stock Purchase Right and the grant of a new Option or Stock Purchase Right.

7. Term of Plan. The Plan became effective on April 1, 2001 and shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Notice of Grant.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator. In the case of an Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which (A) meet the requirements and conditions established by the Administrator in order to avoid any unfavorable financial accounting consequences (as determined by the Administrator) and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

(vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option or in an electronic manner determined by the Administrator, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.

Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Employment or Consulting Relationship. Upon termination of an Optionee’s Continuous Status as an Employee or Consultant (but not in the event of a change of status from Employee to Consultant or from Consultant to Employee), other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant).

In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for 90 days following the Optionee’s termination of Continuous Status as an Employee or Consultant. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. In the event that an Optionee’s Continuous Status as an Employee or Consultant terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which shall in no event exceed six (6) months from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.

12. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Optionee in a Restricted Stock Unit Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Optionee. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Optionee shall be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Restricted Stock Unit Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

13. Non-Transferability of Options, Stock Purchase Rights and Restricted Stock Units. An Option, Stock Purchase Right or Restricted Stock Unit may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

14. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, Stock Purchase Right and Restricted Stock Unit, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options, Stock Purchase Rights or Restricted Stock Units have yet been granted, which have been returned to the Plan upon cancellation, expiration, repurchase or forfeiture of an Option, Stock Purchase Right or Restricted Stock Unit, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right or Restricted Stock Unit, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option, Stock Purchase Right or Restricted Stock Unit.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option or Stock Purchase Right has not been previously exercised or all restrictions on a Restricted Stock Unit have not lapsed, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or Stock Purchase Right shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option or Stock Purchase Right as to all or any part of the Optioned Stock, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable.

(c) Merger or Change of Control. In the event of a merger or Change of Control, each outstanding Option, Stock Purchase Right and Restricted Stock Unit will be treated as the Administrator determines, including, without limitation, that each outstanding Option, Stock Purchase Right and Restricted Stock Unit shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat Options, Stock Purchase Rights and Restricted Stock Units similarly in the transaction. With respect to the assumption or substitution of Options granted to Outside Directors, if following such assumption or substitution the Optionee’s status as a Director or a director of the successor corporation, as applicable, is terminated other than by voluntary resignation by the Optionee, then the Optionee shall fully vest in and have the right to exercise the option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. The Administrator may, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option or Stock Purchase Right as to all or a portion of the Optioned Stock, including Shares as to which it would not otherwise be exercisable, and that all restrictions on Restricted Stock Units will lapse. If the Administrator makes an Option or Stock

Purchase Right exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Optionee that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right will terminate upon the expiration of such period.

For the purposes of this Section, the Option, Stock Purchase Right or Restricted Stock Unit shall be considered assumed if, following the Change of Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option, Stock Purchase Right or Restricted Stock Unit immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right or upon the payout of a Restricted Stock Unit, for each Share of Optioned Stock subject to the Option, Stock Purchase Right or Restricted Stock Unit, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

15. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Option, Stock Purchase Right or Restricted Stock Unit (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require an Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Optionee’s FICA obligation) required to be withheld with respect to such Option, Stock Purchase Right or Restricted Stock Unit.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Optionee to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. Date of Grant. The date of grant of an Option, Stock Purchase Right or Restricted Stock Unit shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Stock Purchase Right or Restricted Stock Unit, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

17. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options, Stock Purchase Rights and Restricted Stock Units granted under the Plan prior to the date of such termination.

18. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option, Stock Purchase Right, or Restricted Stock Unit exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Option, Stock Purchase Right or Restricted Stock Unit shall be void with respect to such excess Optioned Stock, unless Board approval of an amendment sufficiently increasing the number of Shares subject to the Plan is obtained.

20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Appendix A

Israeli Sub-Plan

1. Special Provisions for Israeli Tax Payers

1.1 This Appendix (the “Appendix”) to the PMC—Sierra, Inc.—2001 Stock Option Plan, as amended and restated effective as of June 9, 2003 (the “Plan”) is effective as of                     , 2006 (the “Effective Date”).

1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

1.3 This Appendix applies with respect to grants of Options or Stock Purchase Rights under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Options and Shares that may be granted or issued under the Plan from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix is applicable only to grants made after the Effective Date. This Appendix complies with, and is subject to the ITO and Section 102.

1.4 The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“3(i) Option” means an Option which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Optionee.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which income resulting from the sale of Shares derived from Options is taxed as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Stock derived from Options is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an award of Options or Stock Purchase Rights granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Optionee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined under Section 32(9) of the Ordinance, means an employee who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of the Company.

“Election” means the Company’s choice of the type (as between capital gains track or ordinary income track) of 102 Trustee Grants it will make under the Plan, as filed with the ITA.

“Eligible 102 Optionee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, who is not a Controlling Shareholder.

“Fair Market Value” shall mean with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the fair market value of the Shares at the date of grant shall be determined in accordancewith the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authorities.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Optionee pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Option” means a Option granted pursuant to the terms and conditions of the Plan and the Appendix.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Options or Shares granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. Currently, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Options.

“Rules” means the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. Types of Awards and Section 102 Election

3.1 102 Trustee Grants whether made as grants of Options or Stock Purchase Rights, shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capial Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Optionees at any time.

3.2 Eligible 102 Optionees may receive only 102 Trustee Grants or Non-Trustee Grants under this Appendix. Optionees who are not Eligible 102 Optionees may be granted only 3(i) Options under this Appendix.

3.3 No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4 The Option Agreement, Restricted Stock Purchase Agreement or other documents evidencing the Options granted or Shares issued pursuant to the Plan and this Appendix shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms And Conditions Of 102 Trustee Options

4.1 Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, provided that effective as of such date (i) the Company has provided such notice to the Trustee and (ii) the Optionee has signed all documents required pursuant to this Section 4.

4.2 Each 102 Trustee Grant granted to an Eligible 102 Optionee and each certificate for Shares acquired pursuant to the exercise of a Option or issued directly as Shares shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Optionee for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Option and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Optionee has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Options or shares issued upon exercise of such Option prior to the full payment of the Eligible 102 Optionee’s tax liabilities.

4.3 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or any agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Appendix or the Option Agreement or Restricted Stock Purchase Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Optionee. The Trustee and the Eligible 102 Optionee granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4 During the Required Holding Period, the Eligible 102 Optionee shall not require the Trustee to release or sell the Options or Shares and other shares received subsequently following any realization of rights derived from Shares or Options (including stock dividends) to the Eligible 102 Optionee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for Transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Optionee under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Optionee.

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such shares and/or rights shall be measured from the commencement of the Required Holding Period for the Options or Shares with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Optionee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6 If an Option granted as a 102 Trustee Grant is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Optionee. If such an Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Eligible 102 Optionee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Optionee directly, provided that the Optionee first complies with all applicable provisions of the Plan.

5. Assignability

As long as Options or Shares are held by the Trustee on behalf of the Eligible 102 Optionee, all rights of the Eligible 102 Optionee over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6. Tax Consequences

6.1 Any tax consequences arising from the grant, vesting or exercise of any Options and/or Stock Purchase Right, from the payment for Shares covered thereby, or from any other event or act (of the Company and/or its affiliates and/or the Trustee and/or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. The Company and/or any of its affiliates and/or the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to grants under the Plan and the exercise and/or sale or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Optionee, including by deducting any such amount from a Optionee’s salary or other amounts payable to the Optionee, to the maximum extent permitted under law and/or (ii) requiring the Optionee to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale or disposition of any Options or Shares held by on behalf of the Optionee to cover such liability. In addition, the Optionee will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2 With respect to Non-Trustee Grants, if the Optionee ceases to be employed by the Company or any Affiliate, the Eligible 102 Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7. Governing Law and Jurisdiction

Notwithstanding any other provision of the Plan, with respect to Optionees subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

Appendix B

India Sub-Plan

ADDITIONAL TERMS AND CONDITIONS FOR EMPLOYEES IN INDIA

The additional terms and conditions detailed below are to be read in conjunction with the Plan and the agreement memorializing an Option (the “Option Agreement”). Any terms and provisions not specifically defined below for Employees subject to the laws of India will have the same meaning as defined in the Plan and the Option Agreement.

1. Definitions. Notwithstanding the provisions of the Plan, the following definitions shall have the meaning given to them for Options granted to Employees in India.

(a) “Applicable India Law” includes any statute, law, rule, regulation, judgment of a court or other statutory authority, order or any document or instrument that has the force of law in India.

(b) “Employee” means any person permanently employed by the Company or any Parent or Indian Subsidiary of the Company or a director, whether whole-time or not, of the Company or any Parent or Indian Subsidiary of the Company, within the meaning of the Employees’ Stock Option Plan or Scheme Guidelines issued by the Ministry of Finance of the Government of India on October 11, 2001. The term “Employee”, however, shall not include an individual who is a Promoter (or belongs to the Promoter Group) or a director of the Company or any Parent or Indian Subsidiary of the Company who either by himself or through his Relative or through a corporate entity, holds, directly or indirectly, more than 10% of the equity of the Company.

(c) “FEMA” means the Foreign Exchange Management Act, 1999 of India, the rules and regulations notified thereunder and any amendments thereto. The restrictions under FEMA, as referred to in this Appendix B and as existing on the effective date of this Appendix B, shall be read to include the amendments made to FEMA subsequent to the effective date of this Appendix B and will be deemed to have always included such amendments.

(d) “Indian Subsidiary” for the purpose of this Appendix B, means PMC-Sierra India Private Limited for so as the holding-subsidiary relationship exits between the Company and PMC-Sierra India Private Limited , as per the provisions of the Indian Companies Act, 1956.

(e) “Promoter” the person or persons who are in over-all control of the Indian Subsidiary, who are instrumental in the formation of the Indian Subsidiary or program pursuant to which the shares were offered to the public, or the person or persons named in the offer document as promoter(s), provided that a director or officer of the Indian Subsidiary, if he is acting as such only in his professional capacity, will not be deemed to be a Promoter. Where a Promoter of the Indian Subsidiary is a body corporate, the promoters of that body corporate shall also be deemed to be Promoters of the Indian Subsidiary.

(f) “Promoter Group” means a Relative of the Promoter, persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group.

(g) “Relative” means immediate relative, namely one’s spouse, parent, brother, sister or child of the person or spouse.

Words and expressions used, but not defined herein, shall have the same meanings as is ascribed to them in the notification (Notification No. F/No.142/48/2001-TPL) issued by the Government of India, Ministry of Finance in exercise of the powers conferred by the proviso to sub-clause (iii) of clause (2) of Section 17 of the Income Tax Act, 1961 of India and the Plan.

2. Consideration. Except as otherwise provided below, payment of the exercise price for the number of Shares being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) pursuant to a cashless exercise program implemented by the Company in connection with the Plan, (iii) by such other consideration as may be approved by the Administrator from time to time to the extent permitted by Applicable Law, or (iv) by any combination thereof. Notwithstanding the foregoing, the above procedures will be subject to compliance with the applicable regulations under FEMA.

3. Eligibility. Notwithstanding the provisions of the Plan, Options in the form of Shares may be granted only to Employees in India. Consultants resident in India shall not be eligible to receive Options under this Appendix B.

Options may be granted to Employees in accordance with the terms of the Plan and this Appendix B to the Plan as the Administrator deems appropriate. The number of Shares that may be granted subject to Options under the Plan and this Appendix B to an individual Employee of the Indian Subsidiary shall not exceed the number of Shares authorized under the Plan. The number of Shares currently authorized under the Plan is 11,830,641 (subject to adjustment as provided in Section 14(a) of the Plan). These Shares are not specifically reserved for Employees in India and may be allocated to Employees in other countries, if the Company decides to do so in keeping with the terms of the U.S. Plan In determining which Employees may be granted Options and for determining the quantum of Options to be granted, the Administrator will take into account whether Options will provide additional incentive to Employees, whether such Options will promote the success of the Company’s business, the potential for future contribution to the Company and the Indian Subsidiary, integrity, number of employment years and any other factor(s) as deemed appropriate by the Administrator.

4. Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option will be such price as is determined by the Administrator in a manner consistent with Section 9(a) of the Plan.

5. Non-Transferability of Options. Unless determined otherwise by the Administrator, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator in its sole discretion makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right may only be transferred pursuant to the provisions of Section 13 of the Plan.

6. Restrictions on Shares. The Administrator may place restrictions on the transferability of Shares acquired pursuant to an Option as it deems appropriate in its sole discretion, including, without limitation, (i) rights to repurchase upon termination as an Employee, (ii) rights of first refusal, and (iii) market lock-up provisions.

7. Corporate Transaction. Notwithstanding the provisions of the Plan, if the successor corporation (or its Parent) in a transaction described in Section 14(c) of the Plan intends to assume or substitute each outstanding Option and the rules and regulations governing Options granted to Employees in India (the “Indian Options”) do not permit assumption or substitution of Indian Options in the same manner as the other Options then the Administrator, in its discretion, may provide for the termination of the Indian Options upon the consummation of the transaction or provide for the assumption or substitution of the Indian Options in a different manner than the assumption or substitution of the other Options.

8. Stockholder Approval. The Plan (and therefore the authority of the Administrator to adopt this Appendix B) will be subject to approval by the stockholders of the Company as provided in Section 16(b) of the Plan as well as approval of the Shareholders of the Indian Subsidiary in a Shareholders meeting immediately following the meeting of the Board of Directors of the Indian Subsidiary in which the Appendix is adopted.

9. Compliance with Regulatory Provisions of India. This Appendix shall be subject to Applicable India Law. The Employees shall be bound to comply with such requirements of law as may be necessary in the opinion of the Indian Subsidiary. In particular but without prejudice to the generality of the above, the provisions in the Plan, relating to exercise of Options, payment for the same, sale of Shares consequent to the exercise of the Options shall be subject to the provisions of the Foreign Exchange Management Act, 1999 and the Rules and Regulations made thereunder.

10. Tax Liability. If any tax or other liability arises to the Company or the Indian Subsidiary on account of the Employee’s participation pursuant under the India Plan, the Employees shall be liable to reimburse the Company or the Indian Subsidiary, such amount as may arise to the Company or the Indian Subsidiary on account of the Employee’s participation. The Indian Subsidiary shall also be entitled to withhold such amounts from the salary or other amounts due to the Employee on account of salary, remuneration or otherwise and, if necessary, remit the same to the Company.

11. Effective Date. This Appendix shall be effective from April 1, 2006.